Exhibit 10.16

SECOND AMENDED AND RESTATED

PEOPLE’S UNITED BANK SUPPLEMENTAL SAVINGS PLAN

October 4, 2004

ARTICLE I - PRELIMINARY BACKGROUND		1

ARTICLE II - DEFINITIONS		1
2.1.	“Account”	1
2.2.	“Annual Valuation Date”	1
2.3.	“Bank”	1
2.4.	“Beneficiary”	2
2.5.	“Board”	2
2.6.	“CEO”	2
2.7.	“Change in Control”	2
2.8.	“Code”	3
2.9.	“Committee”.	3
2.10.	“Conversion”	3
2.11.	“Credited Service”	3
2.12.	“Current Plan Account”	3
2.13.	“Election Compensation”	3
2.14.	“Election Match Compensation”	4
2.15.	“Eligible Voters”	4
2.16.	“401(k) Plan”	4
2.17.	“401(k) Maximum Basic Employer Contribution”	4
2.18.	“401(k) Maximum Discretionary Employer Contribution”	4
2.19.	“401(k) Election Compensation”	4
2.20.	“Full Funding Amount”	5
2.21.	“Grandfathered Account”	5
2.22.	“Insolvent”	5
2.23.	“Interim Funding Amount”	5
2.24.	“Interim Valuation Requirement Date”	6
2.25.	“Interim 2005 Procedures”.	6
2.26.	“Parent”	6
2.27.	“Participant”	6
2.28.	“Participant Contributions”	6
2.29.	“Plan”	6
2.30.	“Plan Year”	6
2.31.	“Potential Change in Control”	6
2.32.	“Potential Change in Control Period”	6
2.33.	“Qualified Vote”	7
2.34.	“Recordkeeper”	7
2.35.	“Service Agreement”	7
2.36.	“STIP bonus”	7
2.37.	“Super Qualified Vote”	7

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2.38.	“Trust”	7
2.39.	“Trustee”	7
2.40.	“Vote”	7
2.41.	“Trust Agreement”	7
2.42.	Pronouns	7

ARTICLE III - PARTICIPATION		8
3.1.	Prior to January 1, 2005	8
3.2.	Between January 1, 2005 and December 31, 2006	8
3.3.	After December 31, 2006	8
3.4.	Termination of Participation	8

ARTICLE IV - CONTRIBUTIONS		8
4.1.	SSP Participant Contributions for Compensation Prior to January 1, 2005	8
4.2.	SSP Participant Contributions for Compensation Earned or Paid During 2005 or 2006.	8
4.3.	Participant Contributions From Election Compensation After 2006.	9
4.4.	Contributions by New Participants.	9
4.5.	Bank Matching Contributions.	9
4.6.	Operating Rules	10

ARTICLE V - ACCOUNTS		10
5.1.	Grandfathered Accounts	10
5.2.	Current Plan Accounts	10
5.3.	Time of Crediting Contributions	10

ARTICLE VI - HYPOTHETICAL INVESTMENT		11
6.1.	Adjustments to Accounts	11

ARTICLE VII - DEATH BENEFITS		11
7.1.	Beneficiaries	11

ARTICLE VIII - METHOD OF PAYMENT		11
8.1.	Distribution of Current Plan Account to Participants	11
8.2.	Distributions of Grandfathered Accounts to Participants	12
8.3.	Distribution of Accounts to Beneficiaries	12

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ARTICLE IX - TRUST; CHANGE IN CONTROL		12
9.1.	Rabbi Trust	12
9.2.	Discretionary Payments to Trust	13
9.3.	Mandatory Payments to Trust.	13

ARTICLE X - NONASSIGNABILITY		13
10.1.	No Assignment	13

ARTICLE XI - ADMINISTRATION		14
11.1.	The Committee	14

ARTICLE XII - CLAIMS PROCEDURE		14
12.2.	Change in Control	16

ARTICLE XIII - AMENDMENT and TERMINATION		17
13.1.	General	17
13.2.	Change in Control	17
13.3.	Termination	17

ARTICLE XIV - CONSTRUCTION		17
14.1.	Governing Law	17
14.2.	No Contract	17
14.3.	FDIC Restrictions	17
14.4.	Other Contracts	17
14.5.	Successors and Assigns	18
14.6.	Pronouns	18
14.7.	Code Section 409A	18
14.8.	Headings	18

ARTICLE XV - ADVISORY COMMITTEE		18
15.1.	Advisory Committee	18
15.2.	Purpose and Duties	19
15.3.	Rights	19

ARTICLE XVI - CREDITED SERVICE		20
16.1.	Computation of Credited Service For Purposes of Section 8.1.	20
16.2.	Computation of Credited Service For Purposes of Section 8.2.	21
16.3.	Employment in Affiliated Group.	21

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SECOND AMENDED AND RESTATED

PEOPLE’S UNITED BANK SUPPLEMENTAL SAVINGS PLAN

October 4, 2004

People’s United Bank, a federally chartered capital stock savings bank (the “Bank”), hereby amends and restates the People’s Bank Supplemental Savings Plan (the “Plan”) pursuant to its power so to do set forth in Section 12(a) of the Plan effective as of October 4, 2004 except as hereinafter specifically provided.

ARTICLE I

PRELIMINARY BACKGROUND

The Plan was initially established and maintained for many years to enable designated employees of People’s Bank who were adversely impacted by Code restrictions applicable to 401(k) plans and corresponding provisions of the 401(k) Plan to elect to obtain additional benefits equal to those not available under the 401(k) Plan because of such restrictions. The Plan is not qualified under the provisions of the Code and benefits are provided on an unfunded basis for purposes of the Code. Plan benefits accruing as a result of compensation earned prior to January 1, 2005, were calculated on the basis of elections made under the 401(k) Plan. As a result of the enactment of Section 409A of the Code, separate Plan elections were required to be made by Participants with respect to compensation earned after December 31, 2004, although in part the effect of such separate Plan elections were linked to such Participants’ 401(k) Plan elections. The Bank has now determined to delink this Plan and the 401(k) Plan except with respect to hypothetical investments of accounts created hereunder.

ARTICLE II

DEFINITIONS

Unless the context clearly otherwise requires, as used in the Plan, the following terms shall have the references and meanings set forth in this Section 2.

2.1. “Account” shall refer to any Grandfathered Account and any Current Account.

2.2. “Annual Valuation Date” shall mean December 31 of any year during which any Plan benefits are in pay status provided that in the event the Bank changes its fiscal year, the Bank may change the date of subsequent Annual Valuation Dates, but in no event shall more than twelve months elapse without an Annual Valuation Date other than by reason of there being no Plan benefits in pay status.

2.3. “Bank” shall mean People’s United Bank, which as of October 4, 2004 was a Connecticut chartered capital stock savings bank, and which in 2006 became a federally chartered capital stock savings bank and which up until on or about June 7, 2007 was known as People’s Bank, and any successor to People’s United Bank.

2.4. “Beneficiary” shall mean any person who is entitled to benefits accrued to a deceased Participant pursuant to the terms of the Plan or who would be so entitled in the event of the death of a Participant.

2.5. “Board” shall mean the Board of Directors of the Bank or any similar body carrying out the functions such body carried out as of October 4, 2004.

2.6. “CEO” shall mean the President and CEO of the Bank or such officer or other person as may as of the time of reference have substantially the responsibilities and duties of the Chief Executive Officer of the Bank as of October 4, 2004.

2.7. “Change in Control” shall mean the occurrence of any of the following:

(a) The Board of Directors of the Bank or Parent, shall approve (A) a merger or consolidation (or series of mergers and consolidations) of the Bank or Parent with any other corporation other than (1) a merger or consolidation (or series of mergers and consolidations) which would result in the voting stock (as described in Subsection (b) of this Section) of the Bank or Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 80% of the combined voting power of the voting stock of the Bank or Parent (or such surviving entity) outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Bank or Parent (or similar transaction) in which no “person” (as defined in Subsection (b) of this Section) acquires more than 20 percent of the combined voting power of the then outstanding securities of the Bank or Parent, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Bank or Parent, or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Bank;

(b) Any person (as such term is defined in Section 3(a)(9) and Section 13(d)(3) of the Exchange Act), corporation, or other entity (other than the Bank, Parent, or any benefit plan, including, but not limited to, any employee stock ownership plan, sponsored by the Bank, Parent, or any subsidiary) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 20 percent or more of the combined voting power of the then outstanding securities of the Bank or Parent ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire such securities); or

(c) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the entire Board of Directors of the Bank or Parent, and any new director (excluding a director designated by a person who has entered into an agreement with the Bank or Parent to effect a transaction described in Subsection (a) or (b) of this Section) whose election by the Board of Directors or nomination for election by the shareholders of the Bank or Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (“Incumbent Board”), shall cease for any reason to constitute a majority thereof.

2.8. “Code” shall mean the Internal Revenue Code of 1986 as it has been, or hereafter from time to time may be amended, and all reference to it or any provision thereof shall include any law which in the future may supersede it or such provision.

2.9. “Committee” shall mean the Human Resources Committee of the Board or such other committee of the Board as may as of the time of reference have substantially the responsibilities and duties of the Human Resources Committee as of October 4, 2004.

2.10. “Conversion” shall refer to the conversion of the Parent into a stock form entity pursuant to applicable laws and rules.

2.11. “Credited Service” shall mean Credited Service as computed in accordance with the provisions of Article XVI.

2.12. “Current Plan Account” shall refer to the Account established for a Participant to which all contributions made or credited on behalf of such Participant pursuant to the Plan after December 31, 2004 have been or may be credited.

2.13. “Election Compensation” shall mean and include the sum of (i) and (ii) where (i) is the total amount of salary, wages or compensation paid to Participant by the Bank during the Plan Year for services rendered as an employee of the Bank including overtime pay, commissions, and bonuses, but excluding any incentive payments with an accrual period longer than one year (and such exclusion shall apply to the year of deferral and the year of payment), and furthermore excluding any fees, credits or benefits under this Plan, the 401(k) Plan, the Retirement Plan or any other benefits under plans not qualified under the Code and providing for deferral income, severance pay, payments for reimbursement of business expenses incurred by the Participant, tuition reimbursement, insurance premiums paid by the Bank or other special emoluments; and (ii) is the total amount of salary reduction contributions made by the Bank on behalf of a Participant during the Plan Year under this Plan or the 401(k) Plan and any salary reductions agreed to by the Participant pursuant to salary reduction agreements under a plan which meets the requirements of Section 125 of the Code. Election Compensation for any Plan Year beginning after December 31, 2004 shall include any STIP bonus based on service during such Plan Year and payable in the next subsequent year and shall exclude any STIP bonus paid during such Plan Year but based on service for any prior Plan Year. In the event an individual becomes a Participant after the first day of a Plan Year because he first became eligible to participate in the Plan during such Plan Year, Election Compensation for such Plan Year shall apply only to otherwise Election Compensation which is both (x) earned with respect to services rendered after the end of the payroll period during which such Participant makes a contribution election pursuant to Section 4.4 and (y) paid on or after the first payroll date on which contributions may be withheld in accordance with the Bank’s payroll practices; provided that any STIP Bonus or other compensation based on services for a Plan Year or other specified period earned for performance during such Plan Year and included in his Election Compensation for such Plan Year shall equal a portion of such STIP Bonus or such other compensation for such Plan Year multiplied by the ratio of the number of full calendar months remaining in such performance period beginning with the first day of the second calendar month after such election over the total number of full calendar months in the performance period.

2.14. “Election Match Compensation” shall mean for any Plan Year a Participant’s Election Compensation for such Plan Year adjusted so as to substitute the STIP payment actually received during such Plan Year for the STIP bonus earned for such Plan Year but paid in a subsequent Plan Year.

2.15. “Eligible Voters” shall mean (i) Participants employed by the Bank after May 1, 1998 who have unpaid benefits under the Plan and (ii) Beneficiaries of such deceased Participants who have unpaid benefits under the Plan; but excluding (A) after a Change in Control any person who was not a Participant or a Beneficiary sixty-five (65) days prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (B) during a Potential Change in Control Period any person not a Participant or Beneficiary prior to the beginning thereof; provided, however, that in the event there is more than one such Beneficiary with respect to any individual deceased Participant, such Beneficiaries shall have a single vote which shall be cast as determined by a majority in interests of all Beneficiaries of such deceased Participant.

2.16. “401(k) Plan” shall mean the People’s Bank 401(k) Employee Savings Plan as it may be amended from time to time.

2.17. “401(k) Maximum Basic Employer Contribution” for a Plan Year shall mean with respect to any Participant four percent (4%) of such Participant’s 401(k) Election Compensation for such Plan Year regardless of the amount of any contributions actually made with respect to such Participant under the 401(k) Plan.

2.18. “401(k) Maximum Discretionary Employer Contribution” shall mean with respect to a Participant one percent (1%) or such other percent as the Bank may determine to make for such Plan Year as a discretionary contribution under the 401(k) Plan multiplied by a Participant’s 401(k) Election Compensation regardless of the amount of any contributions made with respect to such Participant under the 401(k) Plan.

2.19. “401(k) Election Compensation” shall mean for a Participant for a Plan Year the total salary for such Plan Year as defined by the 401(k) Plan with respect to which a Participant would be able to elect to make employee contributions under the terms of the 401(k) Plan for such Plan Year without regard to maximum contribution limitations thereunder, but taking into account the limitations under Section 401(a)(17) of the Code as reflected in the 401(k) Plan for such Plan Year.

2.20. “Full Funding Amount” shall mean an amount which the Recordkeeper calculates based on the best information available to it, to be equal to the total amount of any vested and unpaid benefits of all Participants employees of the Bank after May 1, 1998 (and their Beneficiaries) and Beneficiaries of any such deceased Participants as of the valuation requirement date. For purposes of this Section 2.20, the “valuation requirement date” refers to (1) the date of an actual Change in Control or (2) the date which is reasonably selected during a Potential Change in Control Period by the Bank or the Trustee, or (3) if such calculation is not on or after a Change in Control or during a Potential Change in Control Period any date which is reasonable and convenient. Calculations and recalculations of the Full Funding Amount (as described in Article IX hereof) shall assume that each Participant terminated employment as of the valuation requirement date of such calculation or recalculation. In computing the Full Funding Amount, there shall be added an amount equal to an amount calculated by the Trustee to be likely to be sufficient to provide for all expenses in administering and terminating the Trust and distributing benefits, including reasonable expenses of the Committee and of any litigation or other assertion of claims which the Trustee deems to have a higher degree of probability than extremely remote, including (but not limited to) any such litigation or other assertion of claims which the Trustee may institute or assert against the Bank.

2.21. “Grandfathered Account” shall refer to the Account established for each Participant who was such prior to January 1, 2005 to which all contributions made on behalf of such Participant prior to January 1, 2005 have been credited.

2.22. The Bank shall be considered “Insolvent” and the Bank shall be deemed subject to insolvency for purposes of this Trust Agreement if (i) the Bank is unable to pay its debts as they become due, or (ii) the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Bank is determined to be insolvent by the Banking Commissioner, Federal Deposit Insurance Corporation, the Federal Reserve Bank, or any other federal or state authority having the power to act as or to appoint a receiver or similar officer in the event it finds the Bank is insolvent.

2.23. “Interim Funding Amount” shall mean an amount which the Recordkeeper calculates based on the best information available to him to be equal to the total amount of any vested and unpaid benefits of (i) all Participants who are employees of the Bank after May 1, 1998, and who as of the Interim Valuation Requirement Date requiring such calculation either (A) are no longer employees of the Bank or (B) have attained age sixty-three (63) and three hundred twenty-five (325) days and (ii) all Beneficiaries of deceased Participants entitled to benefits under the Plan as a result of such deceased Participants’ death. In computing the Interim Funding Amount, there shall be added an amount equal to an amount estimated by the Trustee to be likely to be sufficient to provide for all expenses in administering the Trust and distributing benefits for the sixty (60) months following the relevant Interim Valuation Requirement Date, including reasonable expenses of the Committee (if then in existence) and of any litigation or other assertion of claims which the Trustee deems to have a higher degree of probability than remote, including (but not limited to) any such litigation or other assertion of claims which the Trustee may institute or assert against the Bank.

2.24. “Interim Valuation Requirement Date” shall mean the last date of each fiscal year of the Bank.

2.25. The terms “Interim 2005 Procedures” and “Interim 2006 Procedures” shall mean the Procedures described as such respectively in Exhibit A adopted by the Bank to govern certain aspects of plan operations from October 4, 2004 through December 31, 2006 in a good faith attempt to conform with US Treasury Proposed Regulations, Revenue rulings and Guidance pursuant to Section 409A of the Code.

2.26. “Parent” shall mean People’s Mutual Holdings, a mutual holding company organized pursuant to the Banking Law of Connecticut, or its corporate successor or assigns; and the determination of whether any corporation or other entity is a successor or assign of People’s Mutual Holdings for purposes of this Agreement shall be made by the CEO or, in the event there is no then acting CEO, by the Board of Directors of the Bank. The President and CEO of People’s Mutual Holdings has determined that after the date the Conversion becomes effective such successor will be People’s United Financial, Inc.

2.27. “Participant” shall mean, any employee of the Bank who is covered by the Plan and any former employee of the Bank for whom amounts have been credited pursuant to the provisions of this Plan and who has not yet received her or his full vested benefit hereunder.

2.28. “Participant Contributions” shall mean amounts contributed for the benefit of a Participant pursuant to an election by a Participant described in the provisions of Section 4.1, 4.2, 4.3 or 4.4.

2.29. The “Plan” shall mean this People’s United Bank Supplemental Savings Plan as amended through the date hereof and as it may be amended from time to time hereafter which until on or about June 7, 2007 was known as the People’s Bank Supplemental Savings Plan.

2.30. “Plan Year” shall mean the twelve (12) month period beginning each January 1 and ending each December 31.

2.31. A “Potential Change in Control” shall be deemed to have occurred under this Agreement if (i) the Bank or Parent enters into any agreement the consummation of which would result in the occurrence of a Change in Control, or (ii) the CEO declares in writing that, or the Board of Directors of the Bank or Parent adopts a resolution to the effect that, a Potential Change in Control has occurred.

2.32. “Potential Change in Control Period” shall mean the period commencing on the date that a Potential Change in Control occurs and ending upon the earlier to occur of the following: (i) the date of a Change in Control, or (ii) the date such Potential Change in Control Period ends in accordance with the provisions of the Trust Agreement.

2.33. “Qualified Vote” shall mean the Vote of at least sixty-five (65%) percent of the total number of Eligible Voters.

2.34. “Recordkeeper” shall mean Putnam Fiduciary Trust Company, or after December 31, 2004, its assignee acting pursuant to the Service Agreement, or such other individual or entity as the Bank may retain consistent with the terms of this Plan and the Trust Agreement to maintain records of Participant Accounts pursuant to the terms of the Plan or any other person as the Trustee may select to make computations pursuant to any provision of the Trust Agreement.

2.35. “Service Agreement” shall mean the agreement entered into between the Bank and Putnam Fiduciary Trust Company effective as of October 3, 1994 entitled “PEOPLE’S BANK SUPPLEMENTAL SAVINGS PLAN Service Agreement” as such agreement may have been and may hereafter be amended, restated or replaced by a superseding agreement between the parties thereto.

2.36. “STIP bonus” shall refer to payments made pursuant to the Bank’s Short-Term Incentive Plan and any plan or program which the Committee may determine is a replacement for such incentive plan and in no event shall STIP bonus include any payments under the Long-Term Incentive Plans presently maintained by the Bank or any replacement therefor.

2.37. “Super Qualified Vote” shall mean the Vote of at least eighty-five (85%) percent of the total number of Eligible Voters.

2.38. “Trust” shall mean the Trust established and maintained pursuant to the terms of Section 9 hereof.

2.39. “Trustee” shall mean the entity then acting as Trustee under the Trust Agreement.

2.40. “Vote” shall mean and include a vote in person or by proxy or execution of a written consent signed by a Participant or Beneficiary authorizing or approving any action (including one or more amendments of this Trust Agreement).

2.41. “Trust Agreement” shall mean the trust agreement described in Section 9.1 hereof.

2.42. Pronouns. Unless the context clearly indicates otherwise, pronouns of one gender or number may refer to subjects or objects of a different gender or number.

ARTICLE III

PARTICIPATION

3.1. Prior to January 1, 2005. Any person who was a Participant on or prior to October 4, 2004 shall remain a Participant. No person shall become a Participant after October 4, 2004 and prior to January 1, 2005.

3.2. Between January 1, 2005 and December 31, 2006. Any person who was not a Participant as of October 4, 2004, and who prior to December 31, 2006 was an employee of Bank, had a salary grade of 65O or higher, and in accordance with Interim Procedures 2005 or Interim Procedures 2006 elected to have salary deferrals made under the Plan of Election Compensation earned during 2005 or 2006 shall become a Participant as of the date of his first such deferral.

3.3. After December 31, 2006. On and after December 31, 2006 an employee of the Bank with a salary grade of 65O or higher shall become a Participant: (a) for any Plan Year provided prior to the beginning of such Plan Year he has elected to make Participant Contributions of Election Compensation earned for such Plan Year; or (b) if he becomes an employee of the Bank with a salary grade of 65O or higher during such Plan Year elects to make contributions from his Election Compensation earned during such Plan Year within thirty (30) days of his becoming an employee of the Bank with a salary grade of 65O or higher.

3.4. Termination of Participation. A Participant shall remain such until all of his benefits under the Plan have been distributed to him or, if earlier, his death.

ARTICLE IV

CONTRIBUTIONS

4.1. SSP Participant Contributions for Compensation Prior to January 1, 2005

Any Participant who was such at any time prior to January 1, 2005 was entitled to elect to contribute as of each payroll date up to a total of 15% of his Election Compensation on such payroll date (less his employee contributions to the 401(k) Plan made on such date) provided such election was made in accordance with procedures then in effect under the Plan and the 401(k) Plan.

4.2. SSP Participant Contributions for Compensation Earned or Paid During 2005 or 2006.

(a) Any Participant who was such at any time during 2005 may elect to contribute as of each payroll date during such Plan Year up to a total of 15% of his Election Compensation payable on such payroll date (less his employee contributions to the 401(k) Plan made on such date) provided such election was made in accordance with the Interim 2005 Procedures.

(b) Any Participant who was such at any time during 2006 may elect to contribute as of each payroll date during such Plan Year up to a total of 15% of his Election Compensation payable on such payroll date (less his employee contributions to the 401(k) Plan made on such date) provided such election was made in accordance with the Interim 2006 Procedures.

4.3. Participant Contributions From Election Compensation After 2006.

Participants may elect to contribute to the Plan up to twenty percent (20%) of that portion of their Election Compensation for any Plan Year beginning after December 31, 2006, provided they do so by filing an irrevocable written election made in accordance with instructions authorized by the Committee during designated periods of the prior Plan Year. Such elections may designate separate percentages with respect to STIP bonuses and the other Election Compensation, but neither such election shall exceed twenty percent (20%).

4.4. Contributions by New Participants.

Any employee of the Bank who first becomes eligible to be a Participant during a Plan Year and who becomes a Participant in accordance with the provisions of Section 3.3 for a partial Plan Year may elect to contribute to the Plan up to twenty percent (20%) of his Election Compensation for such Plan Year provided such election is made prior to the end of thirty (30) days after he becomes eligible to become a Participant.

4.5. Bank Matching Contributions.

(a) As soon as practicable at or after the end of each Plan Year the Bank shall determine for such Plan Year for each Participant his Election Match Compensation, his 401(k) Maximum Basic Employer Contribution, and if the Bank has made a discretionary contribution under the 401(k) Plan for such Plan Year, his 401(k) Maximum Discretionary Contribution.

(b) Within a reasonable time after such determination the Bank shall credit to the Current Plan Account of each Participant a matching contribution equal to the result obtained by subtracting such Participant’s 401(k) Maximum Basic Employer Contribution from the lesser of four percent (4%) of such Participant’s Election Match Compensation for such Plan Year or such Participant’s Contributions pursuant to this Article IV for such Plan Year; provided that such matching contribution shall not be less than zero.

(c) In the event the Bank determines to make a discretionary contribution, the Bank shall credit to the Current Plan Account of each Participant who has deferred any Election Match Compensation hereunder during such Plan Year an amount equal to one hundred percent (100%) of such Participant’s contribution for such Plan Year pursuant to this Article IV to the extent that such Participant’s Participant Contributions exceeded four percent (4%) of his Election Match Compensation but did not exceed five percent

(5%) of his Election Match Compensation for such Plan Year reduced by such Participant’s 401(k) Maximum Discretionary Employer Contribution for such Plan Year; provided that such matching contribution shall not be less than zero.

4.6. Operating Rules

For purposes of this Article IV

(a) any compensation earned during the Bank’s payroll period (as described in Section 3401(b) of the Code) which includes the last day of such Plan Year payable after the end of such Plan Year in accordance with arrangements by which the Bank normally pays its employees shall be considered Election Compensation for the Plan Year in which it is payable; and

(b) any other compensation earned during a Plan Year and paid in a subsequent Plan Year shall be considered Election Compensation during the Plan Year in which it is earned; and

(c) each election percentage shall be a whole number.

ARTICLE V

ACCOUNTS

5.1. Grandfathered Accounts. As of December 31, 2004 the balances of the Accounts of all Participants were determined and each such Account shall be maintained from such date as a separate Grandfathered Account and all investment results from such date allocable thereto in accordance with the provisions of Section 5.1 shall be credited thereto.

5.2. Current Plan Accounts. The Bank shall maintain for each Participant who is such on or after January 1, 2005 a Current Plan Account to which all such Participant’s Participant Contributions and the Bank’s matching contributions as provided for in Section 4.5 made on or after January 1, 2005 and all investment results from such date allocable thereto in accordance with the provisions of Section 5.1 shall be credited.

5.3. Time of Crediting Contributions. After December 31, 2004 all Participant Contributions shall be withheld from such Participant’s pay for each payroll date and shall be credited to such Participant’s Current Plan Account as of or as soon as practicable after such date. All Bank matching contributions as provided for in Section 4.5 allocable after January 1, 2005 and prior to December 31, 2006 shall be allocated to Current Plan Account as of the date provided for in accordance with the terms and administrative procedures of this Plan in effect from time to time during such period. For Plan Years beginning after December 31, 2006 Bank matching contributions shall be credited as of the date determined in accordance with the provisions of Section 4.5.

ARTICLE VI

HYPOTHETICAL INVESTMENT

6.1. Adjustments to Accounts. To the extent practicable under procedures available to the Bank, all amounts credited to a Participant’s account hereunder shall be increased or decreased in accordance with such Participant’s investment election under the 401(k) Plan to reflect the value such amount would have if actually so invested as such elections change from time to time. In the event such Participant has different elections under the 401(k) Plan with respect to a balance accumulated as of a certain time on the one hand and contributions received thereafter on the other, to the extent practicable under procedures available to the Bank, such Participant’s hypothetical account shall be deemed to be invested (a) with respect to the balance as of the date of the accumulation described in this sentence in accordance with the investment instructions for such accumulated balance and (b) with respect to amounts credited to his account hereunder after such date in the same way as contributions after such date are invested. Notwithstanding the foregoing, in the event the Participant has any loan balances outstanding with respect to his account under the 401(k) Plan, the amount of such loans shall not be taken into account in determining the proportions in which his account under this Plan is deemed to be invested. Any unpaid balance that remains credited to an account of any Participant or Beneficiary who has no Plan account shall be deemed to be invested in accordance with the investment experience of the Putnam Stable Value Fund (or any fund which the Committee determines has replaced such fund under the terms of the 401(k) Plan).

ARTICLE VII

DEATH BENEFITS

7.1. Beneficiaries. In the event the death of a Participant whether during or after termination of his Credited Service, prior to payment of such Participant’s full account balance benefit in accordance with the provisions of Article VIII, the unpaid amount shall be paid to such Participant’s Beneficiary designated in a form provided by, and filed with, the Committee. If no such form has been filed, such benefits shall be payable to such Participant’s spouse and if no spouse is then living, to the legal representative of such Participant’s estate. All benefits payable pursuant to this Article VII shall be payable in accordance with the provisions of Article VIII.

ARTICLE VIII

METHOD OF PAYMENT

8.1. Distribution of Current Plan Account to Participants. A Participant’s Current Plan Account shall be distributed to such Participant as follows. The balance of such Participant’s Current Plan Account shall be determined as of the end of the month preceding his last full month of Credited Service. An amount equal to ten percent of such account balance shall be distributed in twelve equal monthly installments commencing on the first payroll payment date of the 7th month following such termination and of each of the next 11 months. As of the first payroll date of the twelfth month following such commencement of payments, the full balance of such Participant’s account (determined as of the most recent available valuation date under the 401(k) Plan preceding such payment date) shall be distributed to such Participant or in the event of her or his death, to her or his Beneficiary.

8.2. Distributions of Grandfathered Accounts to Participants. A Participant’s Grandfathered Account shall be valued and distributed in the same manner as a Participant’s Current Plan Account except that installment payments shall commence as of the first payroll date of the month next following such Participant’s termination of Credited Service and continue for an additional 11 months. As of the first payroll date of the twelfth month following such commencement of payments, the full balance of such Participant’s account (determined as of the most recent available valuation date under the 401(k) Plan preceding such payment date) shall be distributed to such Participant or in the event of her or his death, to her or his Beneficiary.

8.3. Distribution of Accounts to Beneficiaries. In the event of a Participant’s death prior to termination of his Credited Service such Participant’s Grandfathered Account (if any) and his Current Plan Account shall be valued as of the end of month preceding his death and shall be paid to his Beneficiary in accordance with the schedule set forth in Section 8.2. If a Participant dies after termination of his Credited Service, but prior to distribution of his Accounts, such distribution shall continue to his Beneficiary in accordance with the schedules set forth in Section 8.1 for his Current Plan Account and Section 8.2 for his Grandfathered Account, if any.

ARTICLE IX

TRUST; CHANGE IN CONTROL

9.1. Rabbi Trust. The Bank has entered into a Trust Agreement with Morgan Guaranty Trust Company (now JPMorgan Chase Bank, NA) as the Trustee establishing the Trust. The Trust is intended to provide for the funding of the Bank’s obligation to provide benefits under the Plan to the extent provided pursuant to the provisions of Sections 9.2 and 9.3. In the event of Insolvency of the Bank, assets held under the Trust shall be subject to the claims of the general creditors of the Bank under federal and state law as set forth in the Trust Agreement. In the event of such Insolvency, any and all such assets will be available to satisfy the claims of general creditors of the Bank even if all benefits under the Plan have not otherwise been provided for and even if all such benefits of employees of the Bank who have terminated their Credited Service have not been fully provided for. Nothing herein shall be deemed to prohibit Participants or Beneficiaries from asserting claims for Plan benefits as general creditors of the Bank. The Bank may cause, subject to, and in accordance with, the terms of the Trust Agreement, Plan benefits to be provided from the assets of the Trust, the general assets of the Bank, or a combination thereof, as the Bank may determine to be in the Bank’s best interests. No person eligible for, or entitled to, Plan benefits hereunder shall have any property, equitable or security rights in any specific assets of the Bank or held as part of the Trust. The Plan constitutes a mere promise by the Bank to make benefit payments in the future. It is intended that this Plan be unfunded for federal income tax purposes and Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligation to pay all Plan benefits shall be treated as an item of indebtedness by the Bank to the Participant or Beneficiary, and except as otherwise paid from the Trust, such payments shall be made from the general assets of the Bank.

All amounts as may be required to be withheld by any applicable federal, state or local law shall be withheld and remitted as required by any such law and payments made to the Participant or any Beneficiary shall be the net amount after withholding.

9.2. Discretionary Payments to Trust. The Bank, in the sole discretion of the CEO, may at any time, or from time to time, make deposits (in addition to those required pursuant to Section 9.3) of cash or other property acceptable to the Trustee in trust with the Trustee to augment the principal of the Trust, such additions to be held, administered and disposed of by the Trustee as provided in the agreement setting forth the terms of the Trust. Neither the Trustee nor any Participant or Beneficiary shall have any right to compel such additional deposits.

9.3. Mandatory Payments to Trust.

(a) Upon a Potential Change in Control or a Change in Control, the Bank shall, as soon as possible, but in no event longer than thirty (30) days following such Potential Change in Control or Change in Control, make a contribution to the Trust of cash or other property acceptable to the Trustee which when added to the total value of the Trust Fund would equal the Full Funding Amount. In the event of a Potential Change in Control, the Full Funding Amount shall be recalculated in the event such Potential Change in Control Period extends beyond the required valuation date used in the first or other last subsequent computation made as a result of such Potential Change in Control Period. In the event that the Trustee later determines that provision made in determining the Full Funding Amount for expenses was not adequate, the Bank shall make additional deposits to provide for such expenses as determined by the Trustee from time to time.

(b) No more than sixty (60) days after the last day of each fiscal year of the Bank, the Bank shall:

(i) Cause the Recordkeeper to compute the Interim Funding Amount as of such last day and deliver to the Trustee the Recordkeeper’s certification or other written statement satisfactory to the Trustee of such Interim Funding Amount; and

(ii) Pay to the Trustee an amount which when added to the value of the Trust Fund as of such last day would result in a sum equal to or greater than such Interim Funding Amount.

ARTICLE X

NONASSIGNABILITY

10.1. No Assignment. The Plan is designed to provide payment of benefits solely for the support of the Participant and, to the extent of any death benefits, such Participant’s beneficiary. No person eligible for or entitled to a benefit payable hereunder shall have any right, power or authority to anticipate, assign, sell, transfer, pledge or otherwise encumber, whether by voluntary action or by operation of law, the right to receive such benefit payment nor shall such right otherwise be subject to encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

ARTICLE XI

ADMINISTRATION

11.1. The Committee. The Plan shall be administered by the Committee. The Committee may delegate its administrative authority to officers or other employees of the Bank, provided that no such delegate shall determine his own benefits hereunder. The Committee shall have complete and discretionary authority to determine eligibility, the amount of benefits payable under the Plan and to otherwise construe, interpret and apply the provisions of the Plan and its determinations shall be conclusive on the Bank, its employees and any other person claiming any benefit under the Plan. Notwithstanding the foregoing provisions of this Article XI, any determination made by the Committee upon or after a Change in Control or during a Potential Change in Control Period shall be binding only if accepted by the Participant or Beneficiary and, to the extent not so accepted, such determination of the Committee shall be of no effect and given no weight and such Participant or Beneficiary shall have his rights determined in accordance with the procedures of any of the provisions of the Trust Agreement, and the Bank shall pay to the Trustee any funds necessary to provide such benefits as so determined.

ARTICLE XII

CLAIMS PROCEDURE

12.1 General.

(a) If a Participant, Former Participant or Beneficiary disagrees with the computation of the benefits to which he is entitled under the Plan and wishes to claim benefits or additional benefits, he must file his claim in writing with the Claims Officer. If no claim is received by the Claims Officer within 60 days after the claimant receives notice of his benefits, no claim will be permitted and the Claims Officer’s determination shall be final.

The term “Claims Officer” shall be the First Vice President Human Resources or her designee as Claims Officer; in the event no individual holds the title of First Vice President Human Resources, then there shall be substituted herein for First Vice President Human Resources to act as or designate, Claims Officer such person as the Senior Vice President Human Resources the (or such officer whose duties most closely resemble those of the Senior Vice President as of July 1, 2007) determines has replaced or is acting for First Vice President of Human Resources.

The claimant may designate any other person, at his own expense, to act on his behalf in pursuing a benefit claim or appealing the denial of a benefit claim. The term “claimant” as used in this claims procedure includes any other person he designates to represent him as well as after his death, his beneficiary.

When a claim for benefits is made under Plan, the Claims Officer is required to notify the claimant within 90 days after the claim is received if the claim for benefits has been denied. In special cases where the Claims Officer needs more time to decide, the Claims Officer may notify the claimant in writing prior to the end of the initial 90 day period and may take up to 90 additional days.

If the claim is denied in whole or in part, the Claims Officer will send to the claimant a written or electronic notice including:

(i) one or more specific reasons for the denial;

(ii) specific reference to the Plan provisions on which the denial is based;

(iii) a description of any additional material or information that would be necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv) information regarding what steps should be taken if the claimant wants to submit a request for review; and

(v) a description of the Plan’s review procedures and the time limits applicable to the procedures including a statement of the claimant’s rights to bring a civil action under Section 502(a) of ERISA following a determination upon completion of your appeal adverse to your position.

(b) If the claim for benefits is denied, the claimant may file an appeal in writing with the Committee.

(i) The written claim for review must be filed within 60 days after the claimant has received the notice described above that the claim was denied. If a written claim for review is not filed within 60 days after the claimant receives the notice that the claim was denied, the claimant is deemed to have accepted the Claims Officer’s decision.

(ii) The claimant may submit written comments, documents, records and other information relating to your claim for benefits.

(iii) The claimant will be provided upon request and free of charge reasonable access to, and copies of, all documents, records, and other information relevant to your claim.

(iv) The Committee will take into account all comments, documents, records and other information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(c) After receiving a request for review, the Committee will review the claim within 60 days and will give the claimant a written or electronic notice of its decision, which is final. In special cases where the Committee needs more time to decide, the Committee will notify the claimant in writing prior to the end of the initial 60 day period and may take up to 60 additional days. If the Committee denies the claim, the notice will include:

one or more specific reasons for the denial;

specific reference to the Plan provisions on which the denial is based;

a statement that the claimant is entitled to receive upon request and free of charge reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and

a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(d) Notwithstanding any other provisions of this Plan to the contrary, the terms of Subsections (a) and (b) of this Section 12.1 shall apply until such time as the Committee shall adopt revised claims procedures; provided, however, that the Committee may make any such revisions in such procedures as it deems necessary to assure compliance with the applicable provisions of Section 503 of the Act and the regulations thereunder.

(e) Any person whose claim has been denied in whole or in part must exhaust the administrative review procedures provided in this Section 12.1, including any revisions made in accordance with subsection (d) hereof prior to initiating any claim for judicial review.

(f) Any action taken or omitted by any fiduciary with respect to the Plan, including any decision, interpretation, claim denial or review on appeal, shall be conclusive and binding on all interested parties and shall be subject to judicial modification or reversal only to the extent it is determined by a court of competent jurisdiction that such action or omission was arbitrary and capricious and contrary to the terms of the Plan.

(g) Any action taken or omitted by any fiduciary with respect to the Plan, including any decision, interpretation, claim denial or review on appeal, shall be conclusive and binding on all interested parties and shall be subject to judicial modification or reversal only to the extent it is determined by a court of competent jurisdiction that such action or omission was arbitrary and capricious and contrary to the terms of the Plan.

12.2. Change in Control. During a Potential Change in Control Period or upon or after a Change in Control, a Participant or Beneficiary at his election may determine at any time not to follow or to cease following the procedures set forth in this Article XII, and to assert and enforce any claims under the Plan without regard to the provisions of this Article XII, including enforcing any remedies in accordance with the provisions of the Trust Agreement.

ARTICLE XIII

AMENDMENT AND TERMINATION

13.1. General. The Committee may amend the Plan from time to time; provided, however, that no such amendment shall have the effect of reducing any vested benefit under the Plan.

13.2. Change in Control. Notwithstanding the provisions of Section 13.1, (a) an amendment to Section 9.3(a) hereof, or to the definitions of Change in Control, Potential Change in Control, Potential Change in Control Period or Change in Control Agreement, or eliminating or reducing the rights or authority of the Advisory Committee provided by Article XV hereof may be made only in the event it is approved by a Qualified Vote and (b) an amendment to reduce the funding requirements pursuant to Section 9.3(b) or changing the definition of Interim Funding Amount or Interim Valuation Requirement Date may be made only in the event it is approved by the vote of sixty-five percent (65%) of all Participants who are employed by the Bank after May 1, 1998, and not employed by the Bank at the time of such vote.

13.3. Termination. The Bank reserves the right to terminate the Plan or to cease benefit accruals under the Plan at any time. However, except as may be required pursuant to any applicable federal, state or local law, any Plan benefit then accrued and vested shall remain payable in accordance with the terms of the Plan to the extent then accrued.

ARTICLE XIV

CONSTRUCTION

14.1. Governing Law. The Plan shall be administered in accordance with the laws of Connecticut, to the extent applicable, and not preempted by any other applicable federal law.

14.2. No Contract. Nothing in the Plan shall be construed to confer upon any person any legal right to be continued as an employee of the Bank. The Bank expressly reserves the right to discharge any employee whenever the interest of the Bank in its sole judgment may so require without any liability on the part of the Bank. The Bank shall be the Plan Administrator of the Plan.

14.3. FDIC Restrictions. It is intended that the Plan be and remain a bona fide deferred compensation plan for purposes of Part 359 of Federal Deposit Insurance Corporation (“FDIC”) as defined by the provisions of FDIC Reg. § 359.1(d) and the terms of the Plan shall be so construed in the event of any ambiguity.

14.4. Other Contracts. The benefits payable under the Plan shall not be limited by the provisions of any other agreement entered into by the Bank and any Participant prior to the Effective Date relating to payments in the event of Change in Control; but benefits under any such other agreement may, if such other agreement so provides, be reduced as a result of benefits payable under the Plan.

14.5. Successors and Assigns. The provisions of this Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and references to the Bank herein shall include its successors and assigns. References to Parent shall include its successors and assigns.

14.6. Pronouns. Unless the context clearly indicates otherwise, pronouns of one gender or number may refer to subjects or objects of a different gender or number.

14.7. Code Section 409A. From and after October 4, 2004 this Plan is intended to meet the requirements of Section 409A of the Code and shall be construed whenever possible in a manner which will result in the Plan being and the Trust being in compliance therewith and which will not subject any Participant to any additional taxes or penalties pursuant to such Section 409A.

14.8. Headings. The headings of Articles and Sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

14.9 Effective Date. References to effective date (whether or not capitalized) shall have the same meaning they had under the Plan as in effect prior to October 4, 2004.

ARTICLE XV

ADVISORY COMMITTEE

15.1. Advisory Committee. During a Potential Change in Control Period or upon or after a Change in Control, a majority of Plan Voters at any time, and from time to time, may appoint an Advisory Committee to monitor and represent the interests of the Plan Voters and the Beneficiary of any deceased Participant with respect to the Plan, and the Trust. The Advisory Committee shall be composed of one to three individuals, some or all of whom may (but none of whom shall be required to) be Plan Voters. The Advisory Committee shall act by majority vote unless it unanimously agrees otherwise and shall otherwise adopt its own procedures which may include authorizing one member thereof to act for the Advisory Committee. Any member of the Advisory Committee may resign by giving written notice to the other members thereof, or, if he is the sole member, to a majority or all of the then Plan Voters. Any member may be removed by action of a majority of Plan Voters, and additional members, including replacement of any resigned, removed or deceased member may be designated by action of a majority of Plan Voters. All actions by any Participant shall be in a writing signed by such Participant. A Participant may sign a single writing effectuating removal and replacement. For purposes of this Article XV, the term “Plan Voters” shall mean each individual who is an employee of the Bank after May 1, 1998 and who is a Participant in this Plan; but excluding (a) after a Change in Control any person who was not a Plan Voter prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (b) during a Potential Change in Control Period any person not a Plan Voter prior to the beginning thereof. For purposes of this Article XV, the term “Plan Voter” shall mean at anytime all individuals who were employed at the Bank after the Effective Date and who are Participants exclusive of (i) after a Change in Control any person who was not a Plan Voter prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (ii) during a Potential Change in Control Period any person not a Plan Voter prior to the beginning thereof.

15.2. Purpose and Duties. The purpose of the Advisory Committee shall be to disseminate information concerning the Plan, and the Trust to Plan Voters and Beneficiaries of deceased Plan Voters, to gather information and data concerning, and otherwise investigate, inquiries, controversies, or disputes deemed reasonable by the Advisory Committee and raised by any Participant or any such Beneficiary, to discuss such matters with the CEO of the Bank or members of the Board, or of the Human Resources Committee of the Board, the Actuary or the Trustee, and to take any action authorized under the Trust Agreement with respect to any such inquiries, controversy or dispute which it, in its discretion, deems reasonable to protect the legitimate interest of any Participant or Beneficiary, and monitor and report to Plan Voters and Beneficiaries of deceased Plan Voter with respect to litigation or arbitration proceedings under the Plan. The Advisory Committee may (but shall not be required to) negotiate on behalf of any Plan Voter or Beneficiary of a deceased Plan Voter; provided, however, that in no event shall the Advisory Committee be deemed authorized to institute any legal or arbitration proceedings hereunder or enter into any agreement purporting to settle or limit the rights of any Participant or Beneficiary under the Plan or in or to the Trust or its assets. Nothing herein shall prohibit a Participant or Beneficiary of a deceased Participant individually or with others (whether or not as a class action) from instituting legal or arbitration proceedings to enforce his own rights under the Plan while the Advisory Committee is negotiating pursuant to the provisions of this Section whether or not such Participant or Beneficiary is a member of the Advisory Committee.

15.3. Rights. Without request or demand, the Advisory Committee shall be entitled to all reports, information, and data to which the Bank is entitled (without request or demand) under the Trust Agreement and any other reports, information, or data received by the Bank from the Trustee or the Actuary. The Bank shall give the following written notices to the Advisory Committee (which the Advisory Committee may waive if deemed in the best interest of Plan Voters): (i) twenty (20) days prior to the payment of any benefits or other sums from the Trust other than Trustee’s fees and expenses in the operations of the Plan, the amount to be so paid, the computation thereof, and the amount of any benefits under the Plan and Trustee’s fees and expenses to be paid from the Bank’s general assets; (ii) no later than five (5) days after making any contribution to the Trust, the amount of such contribution and the Recordkeeper’s certification and detailed computations on the basis of which the determination of such amount was made; (iii) any amendments proposed to be made to the Trust Agreement twenty (20) days prior to the Bank’s requesting from Participants a Qualified Vote or a Super Qualified Vote; (iv) within five (5) days after any substitution of Trust assets by the Bank; (v) at least twenty (20) days before any change in investment policy is made by the Committee or other authorized body under the Trust Agreement; (vi) twenty (20) days after the close of each calendar quarter, a report of all contributions to and payments from, the Trust Fund during such quarter; (vii) five (5) days prior to any change of Recordkeeper, the name and address of the proposed new Recordkeeper and a brief description of its relevant experience and controlling shareholders, and the reasons for such change; (viii) five (5) days prior to any change in the Service Agreement, a full description of, or a copy of such changes; (ix) within five (5) days of any change in any member of the Human Resources Committee of the

Board of Directors of the Bank or of any individual to whom it delegates any authority with respect to the Plan or any change in authority previously so delegated to an individual, the name of any new member of the Committee, the name of any person no longer serving as such a member, the name of any additional person to whom such authority has been granted, the name of any person from whom such authority has been taken and a description of any change in any such authority granted to any person; and (x) within five (5) days of any change in the 401(k) Review Committee, the name of any new person and the name of any person no longer serving as such a member. The Advisory Committee, or a person designated by it, may vote on behalf of any Participant who so authorizes it or a delegate chosen by it to vote on behalf of such Participant pursuant to any provision of the Trust Agreement. Acquiescence or inaction by the Advisory Committee shall not be deemed to be approval or consent and in any event shall in no way bind or limit the rights of Participants or Beneficiaries of deceased Participants.

ARTICLE XVI

CREDITED SERVICE

16.1. Computation of Credited Service For Purposes of Section 8.1.

For purposes of applying the provisions of Section 8.1

(a) The Credited Service of a Participant shall terminate upon his termination of service with the Bank (except as provided in Section 16.3), but such termination of service shall be determined in accordance with the following rules: A period of a leave of absence for military leave, or sick leave or other bona fide leave of absence shall constitute Credited Service for only a period of six (6) months or, if longer, as long as such Participant’s right to reemployment is guaranteed by statute or contract, and unless such Participant returns to actual Credited Service upon the expiration of such six (6) month or longer period such Participant’s Credited Service shall terminate upon such expiration or his earlier death or resignation. In order to constitute a bona fide leave of absence, there must be a reasonable expectation that the Participant will return to perform services for the Bank.

(b) A Participant shall be deemed to have a termination of Credited Service in the event his hours of service as an employee or independent contractor are permanently reduced to less than 50% of his average hours of service during the preceding 36 months (or if employed as an employee or independent contractor by the Bank or any affiliated employer less than 36 months, during such shorter period)

(c) A Participant shall not be deemed to have had a termination of Credited Service if he is employed as an employee or independent contractor 50% or more of his average hours of service during the preceding 36 months (or if employed as an employee or independent contractor by the Bank or any affiliated employer less than 36 months, during such shorter period).

16.2. Computation of Credited Service For Purposes of Section 8.2.

For purposes of applying the provisions of Section 8.2:

(a) The Credited Service of a Participant shall terminate upon his disability, retirement or termination of service with the Bank (except as provided in Section 16.3) for any reason; and the following types of absences shall not be deemed to terminate the Credited Service of a Participant:

(i) Leave of absence granted for sickness, injury, disability, government, civic or charitable service or any other specific reason, for not more than two (2) years.

(ii) Absence for military service under leave of absence granted by the Bank or when required by law, provided he returns to service as an employee of the Bank or an affiliated employer described in Section 16.2 within ninety (90) days of his release from active military duty or any longer period during which his right to re-employment is protected by law.

(iii) Lay off not in excess of two (2) years until employment is terminated either by the employee or the Bank or an affiliated employer described in Section 16.2.

(b) Credited Service shall not be deemed terminated by the first twenty-four (24) consecutive months of a maternity or paternity leave of absence. For purposes of this paragraph, a “maternity or paternity leave of absence” means an absence (i) by reason of the pregnancy; (ii) by reason of the birth of a child of an employee; (iii) by reason of the placement of a child with the an employee in connection with the adoption of the child by such employee; or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Committee may, in its discretion reasonably require an employee to furnish timely information to establish that an absence from work is a maternity or paternity absence and the number of days for which there was such an absence.

16.3. Employment in Affiliated Group.

Once a person is actually an employee of the Bank (without reference to the provisions of this Section), employment by any member of an affiliated group shall be deemed employment by the Bank for purposes of determining whether he remains in Credited Service. The term “member of an affiliated group” shall include each and all of the following: (i) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), which group includes the Bank; (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Bank; (iii) any organization (whether incorporated or not) which is a member of affiliated service group (as defined in Section 414(m) of the Code) which includes the Bank; and (iv) any other entity required to be aggregated with the Bank pursuant to Regulations under Section 414(o) of the Code.

IN WITNESS WHEREOF, the Bank, acting by its undersigned officer, duly authorized, hereby executes the Plan to be effective as herein provided.

PEOPLE’S UNITED BANK

By:	/s/ Philip R. Sherringham
Its Acting CEO and President

EXHIBIT A

Amended and Restated People’s United Bank Supplemental Savings Plan

Effective October 4, 2004

I.	The Interim 2005 Procedures are described as follows:

Prior to December 31, 2004 Participants were required to elect irrevocably the total percentage of their Election Compensation for 2005 and STIP bonus earned in 2004 and payable in 2005 to be deferred as contributions to the 401(k) Plan and this Plan. However, Participants were able to change their elections with respect to contributions to the 401(k) Plan. Contributions to this Plan in 2005 commenced only after a Participant ceased being able to make 401(k) deferrals because of application of Sections 402(g), 401(a)(17) and 415 of the Code. In February, 2005 the Interim 2005 Procedures were changed to provide that for purposes of determining Participant Contributions under this Plan with respect to such compensation, the Participant’s 401(k) contribution percentage elections in effect as of the first payroll date in March of 2005 would be applied regardless of any change made in such election thereafter. In June, 2005 the Interim 2005 Procedures were changed to provide Plan Participants an opportunity to elect a separate percentage deferral rate for the STIP bonus based on service during 2005 and payable in 2006 which differed from that applicable to other Election Compensation for 2005 and provided that they made such election on or prior to June 30, 2005.

II.	The Interim 2006 Procedures are described as follows:

Prior to December 31, 2005 Participants were required to elect irrevocably the total percentage of their Election Compensation for 2006 to be deferred as contributions to the 401(k) Plan and this Plan. Participants were allowed to change their 401(k) Plan deferrals during 2006, but no such changes did or would affect the amount of contributions with respect to 2006 Election Compensation under this Plan. Contributions to this Plan with respect to Election Compensation for 2006 (including contributions with respect to STIP bonuses earned in 2006 and paid in 2007) commenced only after a Participant would have ceased being able to make 401(k) deferrals because of application of Sections 402(g), 401(a)(17) and 415 of the Code if the application of those Sections had been determined by reference to such Participant’s 401(k) Plan percentage deferral elections last elected prior to December 31, 2006 (regardless of any change actually made in such Participant’s 401(k) Plan deferral election). The Interim 2006 Procedures allowed for separate elections applicable to (a) the STIP bonus based on service in 2006 and payable in 2007 and (b) to all other Election Compensation for 2006.